Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
…………..
(Form Type)
Banco Santander, S.A.
……………………………………………………..
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.565% Senior Non Preferred Fixed Rate Notes due 2030	457(r)	$1,000,000,000	100.000%	$1,000,000,000	$ 153.10 per $1,000,000 (2)	$ 153,100

Fees to Be Paid	Debt	6.033% Senior Non Preferred Fixed Rate Notes due 2035	457(r)	$1,000,000,000	100.000%	$1,000,000,000	$ 153.10 per $1,000,000 (2)	$153,100

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$2,000,000,000		$306,200

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$306,200

(1)	Calculated in accordance with Rule 457(r) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(2)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price.